UNITED STATES

SECURITIES & EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant    ☑

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

FAR EAST ENERGY CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

The following press release was issued by Far East Energy Corporation:

FAR EAST ENERGY CORPORATION POSTS LETTER TO ALL

STOCKHOLDERS

Highlights Company’s Long Standing Commitment to Good Corporate Governance and

Board Nominees’ China Experience and Important Relationships

Encourages All Stockholders To Vote For Far East’s Board Of Director Nominees

Houston, Texas—December 4, 2006—Far East Energy Corporation (OTC BB: FEEC) announced today that it has posted a letter to all stockholders on the Company’s Web site www.VoteFarEastEnergy.com urging stockholders to vote for the Company’s highly qualified director nominees. In the letter, President and Chief Executive Officer Mike McElwrath cautions stockholders to not be swayed by the Sofaer Group’s “vague generalities” or misleading statements on their nominees’ qualifications and experience in coalbed methane gas production.

To find out more please visit www.VoteFarEastEnergy.com.

The full text of the posting follows:

December 4, 2006

Dear Valued Stockholder:

Your vote at our rapidly approaching December 15, 2006 Annual Meeting is extremely important because the Sofaer Group is trying to seize control of your Board and Company, even though it owns less than 15% of our Company’s stock. Unlike Sofaer’s hand-picked slate of persons having very little senior management experience and virtually no hands-on energy experience—management, operational, or otherwise—our nominees have what it takes to build real, long-term stockholder value: the right plan, honed by our actual experiences on the ground; lifelong experience in the energy business; and the necessary government and industry relationships in China.

We encourage you to vote FOR your Company’s Board of Director nominees by signing, dating and returning the WHITE proxy card TODAY.

OUR NOMINEES: THE RIGHT PLAN, THE RIGHT EXPERIENCE, THE RIGHT

RELATIONSHIPS IN CHINA

SOFAER’S NOMINEES: MERE VAGUE GENERALITIES, PLATITUDES AND NAIVETÉ

As our previous letters and presentations have detailed, your current Board is deeply engaged in creating stockholder value by implementing a well-conceived and complex drilling, production and gas marketing program designed to capitalize on what we believe is the discovery of an area of high gas content coupled with high permeability. More details of our program are available in the presentations on our Web site at: www.VoteFarEastEnergy.com. We urge you to review those materials to gain a better understanding of our program to create stockholder value.

You may have recently received a mailing from the Sofaer Group that claims its nominees would be “implementing a new plan for the company without delay.” What new plan? You will see they offer no concrete suggestions, just the vague generalities to be expected from a group with little actual oil and gas or managerial experience and insufficient understanding of the realities of a coalbed methane project. In our view, Sofaer is only operating as a self-interested hedge fund attempting to seize control of your company without paying you for it.

To turn over control of your Company to Sofaer’s hand picked nominees we believe would not be in the best interest of all stockholders and could only serve to enrich

Sofaer at your expense.

As more fully described in our prior letters and on our Web site, our nominees have decades of senior management experience, real hands-on experience in delivering scores of major oil and gas projects, and four of our six nominees have extensive relationships with the Chinese government and in the energy industry. And they are hands-on managers, as the Directors with operations backgrounds attend many of the weekly operations meetings as well as special technical team meetings. The current independent directors also attend frequent meetings of the independent committees including the Audit, Compensation and the Nominating and Corporate Governance Committees. This is especially the case with John Mihm, who also serves as the non-executive Chairman of your Board.

We believe that Sofaer’s various communications demonstrate a dangerous naiveté about coalbed methane gas production in general and doing business in China in particular. As you may know, business relationships in China are intricate and heavily based on personal relationships. We are extremely fortunate that many of our nominees, particularly our independent Chairman John Mihm, C.P. Chiang, and the independent Chairman of our Nominating and Corporate Governance Committee, Don Juckett, have long standing personal relationships with key figures in the government and the energy industry in China. John Mihm, was on the first Phillips Petroleum project team to enter China in 1982 and has long-established friendships with many of the most senior executives of PetroChina, Sinopec, and CNOOC—the three major Chinese oil companies. Don Juckett was the U.S. Department of Energy liaison to China for oil and gas operational issues and policy implementation. C.P. Chiang was the Country Manager for Burlington Resources in China and has lifelong Chinese relationships. You can read more about our nominees at www.VoteFarEastEnergy.com. The Sofaer nominees, with the exception of one, have no apparent similar experience in China.

OUR NOMINEES: LONG STANDING COMMITMENT TO GOOD CORPORATE GOVERNANCE

Our nominees have long been committed to good corporate governance as an important element in their efforts to build stockholder value. We believe that the essential component of good corporate governance is a well-informed, qualified, independent Board. As described above, our nominees are well informed and qualified. They are also independent—five of our six nominees have no relationship to the company and our Chairman of the Board is separate from our Chief Executive Officer.

The Sofaer Group has recently announced its alleged commitment to stockholder value. In evaluating their commitment to corporate governance, we urge you to consider the following:

•	Sofaer’s nominee, Tim Whyte, could have raised any element of Sofaer’s recently announced corporate governance program with his fellow Board members during his two-year tenure as a Far East Director. He did not.

•	It took Sofaer almost three weeks after it issued its proxy statement to disclose the details of its corporate governance suggested changes. This could have been easily done during Mr. Whyte’s tenure as a Far East Director. We ask—why now? Is it because Sofaer is masquerading as interested in corporate governance, while really trying to take over the company with no premium to you, the stockholder?

•	Three of Sofaer’s four nominees would not be considered independent under the standards of the American Stock Exchange, the exchange previously chosen by the Company in accordance with SEC reporting requirements, due to their direct or indirect receipt of payments from Far East. It is independence, within the meaning of a recognized exchange’s listing standards, which is the hallmark of good corporate governance.

•	None of Sofaer’s nominees are qualified to serve as the audit committee financial expert as defined in SEC regulations.

•	Perhaps most revealing of all, Sofaer recently disclosed that it spent many months screening a list of potential Board nominees. During all of this time, Sofaer was obviously planning a takeover of the Board, yet Mr. Whyte never so much as made a single proposal to modify operational oversight, corporate governance, or any of the other matters mentioned in Sofaer’s proxy materials.

•	The first notice that your Board had of these “complaints” was in the form of Sofaer’s September 15, 2006 Notice of Intent to Nominate Persons for Election as Directors. We believe that if Sofaer and its backers had any real respect for corporate governance and for the welfare of stockholders, that it would have raised these concerns in formal proposals to your Board, rather than launching—with no discussion whatsoever—an extremely costly and distracting proxy contest.

Tim Whyte, Sofaer’s nominee and a current Board member, participated in only 67% of the Board’s meetings through August of this year. Mr. Whyte just recently advocated that the Board meet monthly, rather than the current bi-monthly schedule. We believe that actually attending Board meetings is most effective in creating stockholder value over the long term.

Even though we view Sofaer’s apparently new-found commitment to good corporate governance with skepticism, we are always open to good ideas, whatever the motivation behind them. The members of our Nominating and Corporate Governance Committee, if they are elected by the stockholders at the Annual Meeting, will consider Sofaer’s corporate governance proposals and will recommend approval of those elements they determine will promote, on a cost effective basis, further accountability and creation of stockholder value.

SOFAER CONTINUES THEIR ATTEMPTS TO MISLEAD YOU ABOUT THEIR

DEATH SPIRAL FINANCING

Sofaer has told you that your Chairman John Mihm thanked the Sofaer Group at a Board meeting for providing the funding structures we have described as death spiral financing. Mr. Mihm did indeed thank Tim Whyte, Sofaer’s Board representative, but only out of courtesy to a fellow Board member. What Sofaer didn’t tell you was what Mr. Whyte’s fellow Board members also said at the same Board meeting.

•	Mr. Keys described the proposal as a complete non-starter.
•	Mr. Mihm expressed his concerns regarding the high cost of the debt facility and also questioned Mr. Whyte as to the reason for the potentially highly dilutive convertible feature included in the proposal.
•	Mr. Williams expressed his concern regarding the high level of fees in the proposal.

Based upon the information provided in our previous letters, you can judge for yourselves whether the term “death spiral” is applicable.

Your Board urges you not to be misled by Sofaer.

We are making major progress in what we believe is an area of high gas content coupled with unusually high permeability. This rare combination is exciting and we believe the effort to dewater can potentially result in higher sustainable gas production. This is a project of significant potential, and it will demand complex reservoir engineering, complex drilling and complex production practices. The guidance and oversight of our very experienced Board is of immense importance.

THE CURRENT BOARD AND MANAGEMENT TEAM ARE ON THE RIGHT TRACK

TO DELIVER RESULTS

WE ENCOURAGE YOU TO REJECT SOFAER’S NOMINEES AND VOTE FOR YOUR

COMPANY’S DIRECTOR NOMINEES BY SUBMITTING THE WHITE PROXY CARD

TODAY.

Even if you have already returned a gold proxy card, you have every right to change your mind. Please vote the WHITE proxy card FOR all of your Board’s nominees.

If you have any questions or require any assistance voting your shares, please contact our proxy solicitor, Innisfree M&A Incorporated, toll-free at 1.877.456.3442 or for international calls + 412.232.3651.

Thank you again for your continued support.

Sincerely,

Michael R. McElwrath

President and Chief Executive Officer

China Acreage Overview

The Shouyang and Qinnan Blocks are part of the 4,280 square kilometer (1,057,650 acres) coalbed methane (CBM) project in Shanxi Province that Far East holds under farmouts from ConocoPhillips. Including its 1,073 square kilometer (264,970 acres) project in the Yunnan Province, the total coalbed methane concessions of Far East Energy are approximately 1.3 million acres, a landmass slightly larger than the State of Delaware.

About Far East Energy

Based in Houston, Texas, with offices in Beijing, Kunming, and Taiyuan City, China, Far East Energy Corporation is focused on the acquisition of, and exploration for, coalbed methane in China through its agreements with ConocoPhillips and China United Coalbed Methane Corp. Ltd. (CUCBM).

Statements contained in this press release that state the intentions, hopes, beliefs, anticipations, expectations or predictions of the future of Far East Energy Corporation and its management are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. It is important to note that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties. Actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include: the preliminary nature of well data, including permeability and gas content, and commercial viability of the wells; risk and uncertainties associated with exploration, development and production of oil and gas; drilling and production risks; our lack of operating history; limited and potentially inadequate cash resources; expropriation and other risks associated with foreign operations; anticipated pipeline construction and transportation of gas; matters affecting the oil and gas industry generally; lack of availability of oil and gas field goods and services; environmental risks; changes in laws or regulations affecting our operations, as well as other risks described in our Annual Report on Form 10-K, Quarterly Reports filed on Form 10-Q, and subsequent filings with the Securities and Exchange Commission.

Contact:	Bill Conboy/ Vice President
Bill@ctaintegrated.com
Warren Laird/ Senior Account Executive
Warren@ctaintegrated.com
CTA Integrated Communications
303-665-4200
Release No. 2006-16

###